Exhibit 4.4

SUPPLEMENTAL INDENTURE
Dated as of May 25, 2011
among
RETAIL VENTURES, INC.,
DSW MS LLC
and
HSBC Bank USA, National Association, as Indenture Trustee

SUPPLEMENTAL INDENTURE, dated as of May 25, 2011 (this “Supplemental Indenture”), among Retail Ventures, Inc., an Ohio corporation (the “Initial Issuer”), DSW MS LLC, an Ohio limited liability company (the “Successor”), and HSBC Bank USA, National Association, a national banking association, acting as indenture trustee (the “Indenture Trustee”). Capitalized terms used and not otherwise defined in this Supplemental Indenture shall have the meanings ascribed to such terms in the Indenture.
RECITALS
WHEREAS, the Initial Issuer and the Indenture Trustee entered into the Indenture, dated as of August 16, 2006 (the “Indenture”), providing, among other things, for the issuance of the Initial Issuer’s 6.625% Mandatorily Exchangeable Notes due September 15, 2011, or PIES (Premium Income Exchangeable SecuritiesSM) (the “Notes”);
WHEREAS, the Initial Issuer, DSW Inc., an Ohio Corporation (“DSW”), and the Successor have executed definitive documentation, that provides for the merger of the Initial Issuer with and into the Successor (the “Merger”), in accordance with the applicable provisions of the Ohio General Corporation Law (the “OGCL”) and the Ohio Limited Liability Company Law (the “OLLCL”);
WHEREAS, the Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Ohio or at such time thereafter as is agreed upon in writing by DSW and the Initial Issuer and provided for in the Certificate of Merger (the “Merger Effective Time”);
WHEREAS, at the Merger Effective Time, the Initial Issuer shall be merged with and into the Successor and the separate existence of the Initial Issuer shall cease and the Successor shall continue as the surviving entity in the Merger;
WHEREAS, Section 8.01 of the Indenture provides that the Initial Issuer and the Indenture Trustee may, without the consent of the Holders of the Notes, enter into a supplemental indenture for the purpose of evidencing the succession of another Person to the Initial Issuer’s obligations under the Indenture;
WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Initial Issuer may merge with or into any other Person if (i) the successor entity (if other than the Initial Issuer) is a corporation or limited liability company organized and validly existing under the laws of the United States of America, any state of the United States of America or the District of Columbia and, upon any such merger, expressly assumes all of the Initial Issuer’s obligations under the Notes, the Indenture and the Collateral Agreement by supplemental indenture in a form satisfactory to the Indenture Trustee; (ii) immediately after giving effect to the merger, no default or Event of Default has occurred or is continuing under the Notes, the Indenture or the Collateral Agreement, as applicable; and (iii) the Initial Issuer shall have delivered to the Indenture Trustee an Officers’ Certificate and an Opinion of Counsel;
WHEREAS, Section 10(a)(i) of the Collateral Agreement provides that the Initial Issuer, the Collateral Agent, the Indenture Trustee and the Securities Intermediary may, without the consent of the Holders, amend the Collateral Agreement to evidence the succession of another Person to the Initial Issuer and the assumption by any such successor of the covenants of the Initial Issuer;

WHEREAS, the Merger will comply with the aforementioned requirements of Section 9.01 of the Indenture, and all documentation required under the Indenture to be delivered to the Indenture Trustee in connection with the Merger and this Supplemental Indenture has been so delivered;
WHEREAS, each of the Initial Issuer, the Successor and the Indenture Trustee have been duly authorized to enter into this Supplemental Indenture to evidence the Successor’s succession to the Initial Issuer’s obligations under the Indenture; and
WHEREAS, all acts, conditions precedent and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, have been duly done and performed.
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Initial Issuer, the Successor and the Indenture Trustee hereby agree as follows:
ARTICLE I
REPRESENTATIONS AND WARRANTIES
Section 1.01. The Successor represents and warrants to the Indenture Trustee as follows:
(i)	It is duly organized, validly existing and in good standing under the laws of the State of Ohio; and
(ii)	The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary limited liability company action.
Section 1.02. Each of the Initial Issuer and the Successor represents and warrants to the Indenture Trustee that the Merger shall become effective at the Merger Effective Time, and the Successor shall, in accordance with the OGCL and the OLLCL, possess (i) all assets and property of every description of the Initial Issuer and every interest in the assets and property of the Initial Issuer, wherever the assets, property, and interests are located; (ii) the rights, privileges, immunities, powers, franchises, and authority, whether of a public or a private nature, of the Initial Issuer; and (iii) all obligations belonging or due to the Initial Issuer.

ARTICLE II
ASSUMPTION AND AGREEMENT OF THE SUCCESSOR
Section 2.01. In accordance with Sections 8.01 and 9.01 of the Indenture, effective as of the Merger Effective Time, the Successor hereby expressly assumes all the obligations of the Initial Issuer under the Notes, the Indenture and the Collateral Agreement.
Section 2.02. In accordance with Section 9.02 of the Indenture, effective as of the Merger Effective Time, the Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Notes with the same effect as if the Successor had been named as “Issuer” in the Indenture and the Notes.
ARTICLE III
MISCELLANEOUS
Section 3.01. This Supplemental Indenture shall become effective as of the Merger Effective Time.
Section 3.02. Except as expressly amended hereby, the Indenture and the Notes are in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated shall be bound hereby.
Section 3.03. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 3.04. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.
Section 3.05. This Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
Section 3.06. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 3.07. The Indenture Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Initial Issuer and the Successor.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

RETAIL VENTURES, INC.
By:	/s/ James A. McGrady
	Name:	James A. McGrady
	Title:	Chief Executive Officer, Chief Financial Officer, President and Treasurer

DSW MS LLC
By:	/s/ William L. Jordan
	Name:	William L. Jordan
	Title:	Executive Vice President, General Counsel and Secretary

HSBC BANK USA, NATIONAL ASSOCIATION, as Indenture Trustee
By:	/s/ Ignazio Tamburello
	Name:	Ignazio Tamburello
	Title:	Vice President